Exhibit 10.3

SCHEDULE IDENTIFYING MATERIAL DIFFERENCES AMONG

CHANGE IN CONTROL AND SEVERANCE AGREEMENTS

BETWEEN CRACKER BARREL OLD COUNTRY STORE, INC. AND

THE INDIVIDUALS LISTED BELOW

	Severance Benefits	Severance Benefits Upon Change of Control

Douglas E. Barber, Executive Vice President and Chief People Officer	18 months base salary	3.00 times average annual salary plus average bonus during 3 years preceding termination

Edward A. Greene, Senior Vice President, Strategic Initiatives	12 months base salary plus one additional week of severance for each year of service in excess of 15 years*	2.00 times average annual salary plus average bonus during 3 years preceding termination

Lawrence E. Hyatt, Senior Vice President and Chief Financial Officer	12 months base salary plus one additional week of severance for each year of service in excess of 15 years*	2.00 times average annual salary plus average bonus during 3 years preceding termination

* Not to exceed 18 months total severance.